Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2015 Earnings

Ocean City, New Jersey - April 28, 2015 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.7 million for the quarter ended March 31, 2015 compared to $1.6 million earned in the first quarter of 2014. Diluted earnings per share were $0.28 for the first quarter of 2015 compared to $0.24 in the first quarter of 2014.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

“We are pleased to report a strong start to 2015,” said Steven E. Brady, President and Chief Executive Officer.  “An improved asset mix and net interest margin resulted in improved profitability for the quarter. Our active capital management through our latest share repurchase program also helped us to deliver a 17% increase in earnings per share over the comparable quarter.”

Balance Sheet Review

Total assets grew $5.0 million, or 0.5%, to $1,029.8 million at March 31, 2015 from $1,024.8 million at December 31, 2014. Loans receivable, net, decreased $3.7 million, or 0.5%, to $770.3 million at March 31, 2015 from $774.0 million at December 31, 2014. Investments and mortgage-backed securities increased $3.5 million, or 3.2%, to $114.8 million during the first quarter of 2015. Cash and cash equivalents increased $6.2 million, or 7.7%, to $86.5 million at March 31, 2015 from $80.3 million at December 31, 2014. Loan originations and other advances totaling $31.9 million were offset by payoffs and payments received of $35.6 million, resulting in a $3.7 million decrease in the portfolio. The increase in investments and mortgage-backed securities resulted from purchases offset by normal repayments, calls and maturities.

Deposits grew $5.8 million, or 0.7%, to $792.9 million at March 31, 2015 from $787.1 million at December 31, 2014. The Company continued its focus on core deposits, which increased $5.5 million, or 0.9%, to $613.8 million. Certificates of deposit increased $354,000, or 0.2%, to $179.1 million at March 31, 2015 compared to December 31, 2014. Total borrowings were unchanged at $117.2 million.

Stock Repurchase Plan

During the March 2015 quarter, the Company repurchased a total of 170,100 shares at a weighted average cost of $14.44. As of March 31, 2015, 65,600 shares remain to be purchased from the previously announced 130,000 share repurchase plan.

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Asset Quality

The provision for loan losses totaled $153,000 for the first quarter of 2015 compared to $88,000 for the first quarter of 2014 and $200,000 for the fourth quarter of 2014. The allowance for loan losses totaled $3.4 million, or 0.44% of total loans, at March 31, 2015 compared to $3.8 million, or 0.49% of total loans, at December 31, 2014. The Company experienced $529,000 in net charge-off activity in the first quarter of 2015 as compared to $73,000 for the first quarter of 2014.

Non-performing assets totaled $7.0 million, or 0.68% of total assets, at March 31, 2015, compared to $6.9 million, or 0.68% of total assets, at December 31, 2014. Non-performing assets consisted of eighteen real estate residential mortgages totaling $3.4 million, four real estate commercial mortgages totaling $1.4 million, one real estate construction loan totaling $143,000, five consumer equity loans totaling $350,000, seven TDR non-accrual loans totaling $1.1 million and five real estate owned properties totaling $608,000.

Income Statement Analysis

Net interest income for the first quarter of 2015 increased $132,000, or 1.9%, to $7.1 million compared to the first quarter of 2014. Net interest margin increased 2 basis points to 3.19% for the quarter ended March 31, 2015 versus 3.17% for the quarter ended March 31, 2014. On a linked-quarter basis, net interest margin increased 3 basis points from 3.16% in the fourth quarter of 2014.

Other income increased $43,000, or 4.3%, to $1.0 million for the first quarter of 2015 compared to the first quarter of 2014. The increase in other income resulted from increases in deposit account fees and debit card commissions offset by decreases in cash surrender of life insurance and loan fees.

Other expenses was essentially unchanged at $5.4 million for the first quarter of 2015 compared to the first quarter of 2014. Decreases in occupancy and equipment and REO expense of $117,000, aided by REO income of $80,000, were offset by increases in salaries and benefits, marketing, FDIC insurance and other expenses of $113,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31,	December 31,
	2015	2014	% Change
	(Dollars in thousands)
Total assets	$1,029,809	$1,024,754	0.5%
Cash and cash equivalents	86,464	80,307	7.7
Investment securities	114,830	111,317	3.2
Loans receivable, net	770,261	774,017	(0.5)
Deposits	792,891	787,078	0.7
FHLB advances	110,000	110,000	0.0
Subordinated debt	7,217	7,217	0.0
Stockholders’ equity	105,643	105,811	(0.2)

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2015	2014	% Change
	(Dollars in thousands, except per share and share amounts)

Interest and dividend income	$8,787	$8,871	(1.0)%
Interest expense	1,695	1,911	(11.3)
Net interest income	7,092	6,960	1.9

Provision for loan losses	153	88	73.9

Net interest income after provision for loan losses	6,939	6,872	1.0

Other income	1,049	1,006	4.3
Other expense	5,442	5,446	(0.1)

Income before taxes	2,546	2,432	4.7
Provision for income taxes	833	845	(1.4)

Net income	$1,713	$1,587	7.9%

Earnings per share basic	$0.29	$0.25	16.0%
Earnings per share diluted	$0.28	$0.24	16.7%

Average shares outstanding basic	5,985,347	6,412,372
Average shares outstanding diluted	6,095,177	6,522,024

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	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$773,955	4.22%	$750,205	4.36%
Investment securities	114,032	2.16%	126,813	2.17%
Total interest-earning assets	887,987	3.96%	877,018	4.05%

Interest-bearing deposits	619,933	0.40%	695,984	0.37%
Total borrowings	117,217	3.69%	120,309	4.21%
Total interest-bearing liabilities	737,150	0.92%	816,293	0.94%

Interest rate spread		3.04%		3.11%
Net interest margin		3.19%		3.17%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,760	$4,199
Provision for loan losses	153	462

Charge-offs	(529)	(977)
Recoveries	–	76
Net charge-offs	(529)	(901)

Allowance at end of period	$3,384	$3,760

Allowance for loan losses as a percent of total loans	0.44%	0.49%
Allowance for loan losses as a percent of nonperforming loans	52.7%	60.0%

	At March 31, 2015	At December 31, 2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,425	$3,626
Real estate mortgage - commercial	1,384	803
Real estate mortgage - construction	143	143
Commercial	-	501
Consumer	350	502
Total	5,302	5,575
Trouble debt restructurings - nonaccrual	1,117	694
Total nonaccrual loans	6,419	6,269
Real estate owned	608	650
Total nonperforming assets	$7,027	$6,919

Nonperforming loans as a percent of total loans	0.83%	0.81%
Nonperforming assets as a percent of total assets	0.68%	0.68%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2015	2014

Selected Performance Ratios:
Return on average assets (1)	0.66%	0.62%
Return on average equity (1)	6.43%	5.95%
Interest rate spread (1)	3.04%	3.11%
Net interest margin (1)	3.19%	3.17%
Efficiency ratio	66.84%	68.36%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,092	$6,997	$6,958	$6,885	$6,960
Provision for loan losses	153	200	125	50	88
Net interest income after provision for loan losses	6,939	6,797	6,833	6,835	6,872
Other income	1,049	1,052	1,102	1,086	1,006
Other expense	5,442	5,337	5,451	5,530	5,446
Income before taxes	2,546	2,512	2,484	2,391	2,432
Provision for income taxes	833	914	904	859	845
Net income	$1,713	$1,598	$1,580	$1,532	$1,587

Share Data:
Earnings per share basic	$0.29	$0.26	$0.25	$0.24	$0.25
Earnings per share diluted	$0.28	$0.26	$0.25	$0.24	$0.24
Average shares outstanding basic	5,985,347	6,068,184	6,226,913	6,361,499	6,412,372
Average shares outstanding diluted	6,095,177	6,178,602	6,361,856	6,495,037	6,522,024
Total shares outstanding	6,251,912	6,393,344	6,469,943	6,759,423	6,757,072

Balance Sheet Data:
Total assets	$1,029,809	$1,024,754	$1,040,029	$1,013,305	$1,023,032
Investment securities	114,830	111,317	114,927	119,899	124,768
Loans receivable, net	770,261	774,017	773,796	769,556	757,639
Deposits	792,891	787,078	804,552	770,831	783,434
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	7,217	7,217	7,217	10,309	10,309
Stockholders’ equity	105,643	105,811	105,149	108,217	106,194

Asset Quality:
Non-performing assets	$7,027	$6,919	$7,887	$7,349	$4,859
Non-performing loans to total loans	0.83%	0.81%	0.97%	0.91%	0.60%
Non-performing assets to total assets	0.68%	0.68%	0.76%	0.73%	0.47%
Allowance for loan losses	$3,384	$3,760	$4,029	$4,067	$4,214
Allowance for loan losses to total loans	0.44%	0.49%	0.52%	0.53%	0.56%
Allowance for loan losses to non-performing loans	52.7%	60.0%	53.7%	58.0%	93.3%

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